UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33515	13-3690261
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado		80228
(Address of principal executive offices)		(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 27, 2012, Einstein Noah Restaurant Group, Inc. (the “Company”) entered into letter agreements with Jeffrey J. O’Neill, President and Chief Executive Officer (“CEO”), Emanuel P.N. Hilario, Chief Financial Officer, Brian L. Unger, Chief Restaurant Officer, and Rhonda J. Parish, Chief Legal, People and Risk Officer and Corporate Secretary (the “Agreements”).

The Agreements include compensation and benefits for each above named executive in connection with the Company’s review of strategic alternatives and the desire of the Company to ensure continuity of management. Each Agreement is effective April 27, 2012 and continues in effect until December 31, 2014, unless sooner terminated by its terms or extended by the parties and provides the following:

•

Immediately prior to the consummation of a change in control (as defined in the Agreement): (i) all outstanding stock options become fully-vested and, if applicable, the option exercise period is extended for two years following the date of a qualifying termination of the executive; and (ii) all outstanding restricted stock units and other equity awards become fully-vested and payable.

•

Subject to continuous employment through the consummation of a change in control, the Company shall pay each executive a transaction success bonus in the form of a lump-sum cash payment. The amount of the transaction bonus varies by executive and by level of consideration received by the Company in the transaction. The potential transaction success bonus range for each executive is: Mr. O’Neill $100,000-$500,000; Mr. Hilario $75,000-$300,000; Mr. Unger $60,000-$275,000; and Ms. Parish $60,000-$275,000. If the executive’s employment is terminated prior to the transaction by the Company without cause or by the executive for good reason (as defined in the Agreement), the Company shall pay the transaction success bonus to the executive at the time and in the amount the executive would otherwise receive.

•

If on or within 24 months following the consummation of a change in control, the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason (each a “Qualifying Termination”), in addition to all accrued but unpaid salary, accrued vacation and unused paid time off, the Company will provide the executive a lump-sum cash payment, continued benefits, and outplacement services as follows:

–	a severance payment determined as the sum of: (i) two times the executive’s then current base salary, plus (ii) one times (one and one-half times for the CEO) the executive’s target bonus for the year of the Qualifying Termination or, if greater the year of the change in control, plus (iii) a pro rata portion of one times the executive’s target bonus in effect on the date of the Qualifying Termination, pro rated for the number of months of service completed prior to termination; and

–	continued access to Company group medical, dental, vision and prescription benefits for the COBRA period, payable at the active employee rate, and outplacement services for an 18-month period, payable by the Company.

The Agreements include covenants of both the Company and the executive set forth in a form of mutual release, indemnification, confidentiality and non-solicitation agreement, to be executed following the executive’s termination.

The Agreements for each of Messrs. O’Neill, Hilario and Unger and Ms. Parish are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Form 8-K, and the foregoing disclosure is qualified by reference to the exhibits.

ITEM 8.01	OTHER EVENTS

On May 3, 2012, the Company issued a press release announcing that its Board of Directors has authorized a review of strategic alternatives available to the Company, including a possible business combination or sale of the Company, to maximize value for all stockholders. As part of the evaluation process, the Board of Directors has selected Piper Jaffray to serve as the Company’s financial advisor.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit Number	Description

10.1	Letter Agreement for Jeffrey J. O’Neill

10.2	Letter Agreement for Emanuel P.N. Hilario

10.3	Letter Agreement for Brian L. Unger

10.4	Letter Agreement for Rhonda J. Parish

99.1	Press release, dated May 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: May 3, 2012	/s/ RHONDA J. PARISH
Rhonda J. Parish
Chief Legal, People and Risk Officer and Corporate Secretary